Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Orrstown Financial Services, Inc. on Form S-3 of our report dated March 14, 2012 on the consolidated financial statements of Orrstown Financial Services, Inc. for the year ended December 31, 2011, and our report dated March 14, 2012 on the effectiveness of internal control over financial reporting of Orrstown Financial Services, Inc. included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chambersburg, Pennsylvania
January 4, 2013